Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Associated Banc-Corp:

We consent to the use of our reports dated February 5, 2015 with respect to the consolidated balance sheets of Associated Banc-Corp and subsidiaries, as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG LLP

Chicago, Illinois

March 13, 2015